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                                                                    EXHIBIT 99.3

MICROFLUIDICS INTERNATIONAL CORPORATION ANNOUNCES COMPLETION OF ACQUISITION OF
         TWO ESTABLISHED MATERIALS PROCESSING EQUIPMENT MANUFACTURERS

          August 20, 1998 10:58 AM

          NEWTON, Mass.--(BUSINESS WIRE)--Aug. 20, 1998--MFIC Microfluidics International Corporation ("MFIC" or the "Company") today announced that on August 14, 1998 it completed its acquisition of the assets of both Epworth Manufacturing Company and Morehouse-COWLES, Inc. Each company has a long-established and well-known product line of crushing/grinding, mixing, dissolving and dispersion systems that have wide applications. The acquired businesses, together with MFIC's Microfluidizer(R) materials processing business, will each assume separate operating division status under the parent Company and will be operated as the Epworth Mill Division, the Morehouse-COWLES Division and the Microfluidics Division, respectively. The Company intends to capitalize on the combined marketing and sales activities emphasizing the broad applications strengths of the Divisions. Management plans to leave undisturbed both the operations of the Epworth Mill Division and that of the Morehouse-COWLES Division in their current respective facilities in Michigan and California. To that end the Company has named one of the former owners of the acquired businesses, Bret A. Lewis, as President of the Epworth Mill Division while the other former owner, J.B. Jennings, will assume duties as President of the Morehouse-COWLES Division. Additionally, these Division Presidents will collectively own 900,000 shares of MFIC stock issued in connection with the acquisition, approximately 15% of MFIC's post-acquisition outstanding issued shares. Mr. Lewis and Mr. Jennings have been appointed to the Board of Directors of MFIC.

          Reviewed financial statements of Epworth Manufacturing Company and Morehouse-COWLES, Inc. reflect combined 1997 revenues of approximately $11.7 million, while MFIC reported audited revenues of approximately $7.1 million in 1997. The combined 80 employees of the acquired businesses, when added to MFIC's staff, will result in a work force of greater than 120 people. The compensation paid by MFIC in the asset purchase consists of cash, assumption of selected liabilities, issuance of restricted MFIC shares and subordinated debt. More extensive details of the asset purchase will be available in the Company's Form 8K to be filed on or by August 31,1998.

          Michael A. Lento, President, stated "The considerable synergies between our respective groups and complementary processes will enable us to offer more comprehensive systems and solutions to our combined customer base. We believe that the combined product lines and world-wide sales resources will ultimately result in a much stronger and versatile business entity."

          Irwin Gruverman, CEO and Chairman, stated "We believe that this union will provide us with a broader business and capabilities base while allowing acceleration of the Company's growth, equipping the Company with sources of revenue and growth to ultimately attain much larger revenues and profits than those attainable solely by either sales of Microfluidizer(R) equipment or of the Epworth and Morehouse-COWLES lines. Management and the Directors believe that this use of a portion of our cash and equivalents will be dynamic and ultimately
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result in increased shareholder value for MFIC owners. MFIC may continue, from time to time, to seek additional strategic acquisitions, mergers and other arrangements with products, processes and businesses that are complementary to the Company's business."

          The Company believes that this release may contain forward-looking statements that are subject to certain risks and uncertainties. These forward-looking statements include statements regarding, the potential benefits of the business combination and its impact on shareholder value and revenue growth of the Company. There can be no assurance that the Company's performance after the business combination will be greater then an aggregation of the individual Division's or businesses' respective financial performance. The forward-looking statements are based on management's current expectations and are subject to a number of factors that could cause actual results to differ materially, including uncertainty that the performance of the Microfluidizer(R), Epworth Mill, or Morehouse-COWLES materials processing equipment will continue to develop and be realized commercially or that a commercial market for any or all of such equipment will continue to develop and be realized; the Company's dependence on the development and retention of key customers; the development of competing or superior technologies and products from other manufacturers; uncertainty as to the combined entities' ability to successfully integrate their operations; buying trends of customers; competitors' actions as well as general economic and market conditions.

          MICROFLUIDICS INTERNATIONAL CORPORATION

          Microfluidics International Corporation, through its Microfluidics Division, provides patented and proprietary, high performance Microfluidizer(R) materials processing equipment to the chemical, pharmaceutical, biotechnology, cosmetic/personal care, and food processing industries. Through its Epworth Mill and Morehouse-COWLES Divisions, the Company provides leading equipment, techniques, and innovative technology and solutions to the chemicals, paints, pigments and coatings industries for milling, deagglomeration and dissolving. The combined resources and capabilities of the Company's equipment lines are used to provide comprehensive solutions for materials processing.

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